Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLOBUS MEDICAL, INC.

Globus Medical, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.              The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below amends the Corporation’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 23, 2007, as amended. The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and has been consented to in writing by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

2.              The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by deleting Section IV.F.2(c)(ii) thereof in its entirety and amending and restating such Section as follows:

“(ii) The holders of Class A Common Stock and Class B Common Stock, voting as a separate class, shall be entitled to elect five (5) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.”

IN WITNESS WHEREOF, Globus Medical, Inc. has caused this Certificate of Amendment to be executed by David C. Paul, its Chief Executive Officer, on this the 5th day of April 2011.

GLOBUS MEDICAL, INC.

By:	/s/ David C. Paul
David C. Paul
Chief Executive Officer